EXHIBIT 23(A)

                         INDEPENDENT AUDITORS' CONSENT

The Board of
Directors
Fleet Financial Group,
Inc.:

We consent to the use of our report incorporated by reference in the Annual Report on Form 10-K of Fleet Financial Group, Inc. for the year ended December 31, 1994, as amended by an Amendment on Form 10K/A dated April 28, 1995, which is incorporated herein by reference, and to the reference to our firm under the heading "Experts." Our report refers to a change in the method of accounting for investments in debt and equity securities.

We also consent to the use of our report incorporated herein by reference relating to the supplemental consolidated balance sheets of Fleet Financial Group, Inc. as of December 31, 1994 and 1993 and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows, for each of the years in the three-year period ended December 31, 1994, which report appears in the Current Report on Form 8-K of Fleet Financial Group, Inc. dated January 19, 1996. Our report refers to changes in the methods of accounting for investments in debt and equity securities and accounting for income taxes.

/s/ KPMG PEAT MARWICK LLP


Providence, Rhode Island
March 12, 1996